TRACOR TO ACQUIRE AEL INDUSTRIES


AUSTIN, TEXAS and LANSDALE, PENNSYLVANIA, October 2, 1995 -- Tracor, Inc. (Nasdaq - TTRR), Austin, Texas, and AEL Industries, Inc. (Nasdaq - AELNA), Lansdale, Pa., announced today the companies have signed a definitive agree-ment providing for the purchase of all of AEL's 4.1 million shares and share equivalents at a price of $28 per share.

The transaction is subject to customary terms and conditions, including the completion of financing arrangements by Tracor under a commitment issued by Bankers Trust, and review by government regulatory agencies. Approval is also required by AEL shareholders of the acquisition agreement and agreements announced by AEL on February 28, 1995 with the Company's controlling shareholders, Dr. and Mrs. Leon Riebman.

Dr. Leon Riebman, a founder of AEL and now the Company's Chairman and CEO, said he is enthusiastic about AEL's future. "Joining forces with Tracor presents AEL with new opportunities for growth," he said. "The depth and breadth of our combined expertise will improve our ability to meet the challenging demands of today's marketplace and better serve our valued customers."

AEL is a leading supplier of electronic defense systems, subsystems, and services, with annual sales of $126.5 million for the year ended February 24, 1995. The company designs and manufactures sophisticated countermeasures, simulation, and radar-warning receiver systems; installs and integrates electronic and avionic equipment in military and commercial aircraft; and provides state-of-the-art antenna, microwave, and integrated circuit components.

"AEL's expertise in radio frequency, antenna, and microwave technologies and strong position on priority government programs will significantly enhance and expand Tracor's electronic warfare products and services for U.S. and overseas customers," said James B. Skaggs, Chairman and President, Tracor. "AEL has an excellent reputation in the defense industry among both its customers and competitors.

"We believe the addition of AEL also provides numerous opportunities to achieve growth within new or expanded product areas," Skaggs said.

AEL employs more than 1,000 people and is headquartered in Lansdale near Philadelphia, PA. Other manufacturing and engineering facilities are located in Alpharetta and Butler, Ga.; East Alton, Ill.; Dayton, Ohio; and Falls Church, Va.


Tracor, Inc., with 1995 midyear sales of $428.8 million, provides a broad range of electronic products, systems, and services for numerous U.S. government agencies primarily within the Department of Defense, other governments, and commercial customers.

For more information contact Jesse H. Riebman, AEL Vice President and Treasurer, at (215) 822-7272, Extension 2504 or Tracor Director of Public Relations Marian Kelley at (512) 929-2273.